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                                                                   EXHIBIT 11.1



                                  Tuscany, Inc
            Statement of Computation of Pro Forma Net Loss Per Share
                 For the Years Ended December 31, 1995 and 1996


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


                                                          Year                       Year
                                                          Ended                      Ended
          Description                               December 31, 1995          December 31, 1996
          -----------                               -----------------          ------------------
Common Stock Outstanding ......................             855,661                     877,045

Common Stock Equivalents:
Convertible Preferred Stock (as converted).....           1,328,142                   1,328,142
Convertible Debt (as converted) ...............             490,629                     490,629
Stock Warrants (as converted) .................             354,580                     354,580
                                                      -------------               -------------
                                                          3,029,012                   3,050,396
                                                      =============               =============

Pro Forma Net Loss ............................       $  (1,684,763)              $  (3,097,603)
                                                      =============               =============

Pro Forma Net Loss attributable to common
stockholders per share ........................       $       (0.56)              $       (1.02)
                                                      =============               =============


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